EXECUTION VERSION

SETTLEMENT AGREEMENT
This Settlement Agreement dated February 24, 2015 (this “Agreement”) is by and among TriMas Corporation (the “Company”) and the entities and natural persons listed on Exhibit A hereto (collectively, “Engaged”) (each of the Company and Engaged, a “Party” to this Agreement, and collectively, the “Parties”).
In consideration of and reliance upon the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:
1.Board Nomination and Other Company Matters.
(a)    Upon the execution of this Agreement, Engaged hereby agrees not to nominate any directors or bring any other business or proposals before or at the 2015 Annual Meeting of the Company’s stockholders.
(b)    Promptly after the execution of this Agreement, the Company agrees that the Board of Directors of the Company (the “Board”) shall take all necessary actions to increase the size of the Board to nine directors with the newly created directorship resulting from such increase to be designated as a Class II director and shall immediately appoint Herbert Parker a Class II director of the Company. The Company agrees that Mr. Parker shall be appointed to each of the Compensation and the Audit Committees of the Board. The Company agrees that during the Standstill Period (as defined below) it will not establish an Executive Committee of the Board, or any other committee that has the right to exercise all of the authority of the Board in the management of the business affairs of the Company, unless Herbert Parker is appointed to be a member of such committee.
(c)    Engaged acknowledges that all members of the Board, including Herbert Parker, are required to comply with all policies, procedures, processes, codes, rules, standards and guidelines applicable to Board members, including the Company’s code of business conduct and ethics, securities trading policies, director confidentiality policies, and corporate governance guidelines, and preserve the confidentiality of Company business and information, including discussions of matters considered in meetings of the Board or Board committees. Engaged further acknowledges that Herbert Parker shall be required to provide to the Company the information required to be or customarily disclosed for directors, candidates for directors, and their affiliates and representatives in a proxy statement or other filings under applicable law or stock exchange rules or listing standards, information in connection with assessing eligibility, independence and other criteria applicable to directors or satisfying compliance and legal obligations, and such other information as reasonably requested by the Company from time to time. Engaged shall ensure that Herbert Parker has provided, and provides, the Company with the information contemplated by this Section 1(c) and otherwise complies therewith, and Engaged shall provide the Company with such information concerning Engaged as is required to be disclosed under applicable law or stock exchange regulations.

(d)    (i)    The Company agrees that during the period that commences 45 days prior to and ends 10 days after the 2016 Annual Meeting of the Company’s stockholders, Engaged shall have the right to provide the Company with written notice of its request that the Board increase the size of the Board to ten directors with the newly created directorship resulting from such increase to be designated as a Class II director (the “Notice”). In order for the Notice to be properly provided, Engaged shall (A)(1) request that the Board appoint Glenn Welling (“Welling”) to the Board, and (2) certify that Welling is willing and able to serve on the Board, or (B) request that the Board appoint a mutually agreed upon candidate (the “New Director”) to the Board in accordance with Section 1(d)(iii) of this Agreement.
(ii)    If Engaged requests in a proper Notice that the Board appoint Welling to the Board and certifies that Welling is willing and able to serve on the Board, then the Corporate Governance & Nominating Committee of the Board (the “Nominating Committee”) must determine, after a prompt, good faith, reasonable and customary review that Welling qualifies as “independent” pursuant to the listing standards of the NASDAQ Stock Market (the “NASDAQ”) and that, in the reasonable judgment of the Nominating Committee after consultation with counsel, Welling’s appointment to the Board would not conflict with the Company’s Corporate Governance Guidelines as set forth in Exhibit B (the “Corporate Governance Guidelines”) due to an event that occurs or becomes known to the Nominating Committee after the date hereof (such event, an “Intervening Event”). Within five business days of the Nominating Committee determining that Welling qualifies as “independent” pursuant to the listing standards of NASDAQ and that Welling’s appointment to the Board would not conflict with the Corporate Governance Guidelines due to an Intervening Event as described above, the Board shall take all necessary actions to increase the size of the Board to ten directors with the newly created directorship resulting from such increase to be designated as a Class II director and appoint Welling to the Board to fill the vacancy created by such increase. If the Nominating Committee determines that Welling is not “independent” pursuant to the listing standards of NASDAQ or that Welling’s appointment to the Board would conflict with the Corporate Governance Guidelines due to an Intervening Event, then the Board shall not appoint Welling to the Board but shall instead appoint a New Director to the Board in accordance with Section 1(d)(iii) of this Agreement.
(iii)    Within five business days of (A) the Company receiving a proper Notice requesting that the Board appoint a New Director to the Board, or (B) the Board determining that Welling is not “independent” pursuant to the listing standards of NASDAQ or that Welling’s appointment to the Board would conflict with the Corporate Governance Guidelines due to an Intervening Event as described above, the Company and Engaged shall use their reasonable best efforts to mutually agree upon a New Director. If the Parties fail to agree upon a New Director during such five business day period, then the Board shall engage the executive search firm Spencer Stuart or another executive search firm mutually agreed upon by the Company and Engaged (the “Search Firm”) to identify potential candidates to serve as the New Director. The Search

Firm shall identify candidates who (1) are unaffiliated and unassociated with the Company and Engaged and (2) qualify as an “independent director” under applicable rules of the U.S. Securities and Exchange Commission (the “SEC”) and the applicable rules of the NASDAQ (“Qualified Individuals”). The Nominating Committee shall evaluate all Qualified Individuals identified by the Search Firm consistent with the Nominating Committee’s fiduciary duties under applicable law and, in good faith, regularly consult with Engaged and keep Engaged reasonably updated throughout the search process. The Nominating Committee shall use its reasonable best efforts to propose, as promptly as reasonably practicable but in no event later than 30 days after its receipt of the list of Qualified Individuals, two or more Qualified Individuals (the “Potential Directors”). Engaged (or a designee thereof) shall be entitled to have, together with the Nominating Committee, a joint in-person meeting with each Potential Director at the Company’s headquarters in Bloomfield Hills, Michigan prior to selecting one of the Potential Directors as the New Director. Engaged shall use its reasonable best efforts to select, as promptly as practicable but in no event later than 30 days after its receipt of the names of the Potential Directors, one of the Potential Directors as the New Director. No member of Engaged shall knowingly attempt to interfere with the process to appoint the New Director described herein by contacting any of the Qualified Individuals identified by the Search Firm outside the foregoing process.
(iv)    Within five business days of determining the New Director, the Board shall take all necessary actions to increase the size of the Board to ten directors with the newly created directorship resulting from such increase to be designated as a Class II director and appoint the New Director to the Board to fill the vacancy created by such increase.
(e)    The Company agrees that from the date of this Agreement until the day following the completion of the 2017 Annual Meeting of the Company’s stockholders, the Company shall not take any action to decrease the size of Class II of the Board below three directors and in the event that either Welling or the New Director is appointed as Class II director pursuant to this Agreement, then the size of Class II of the Board shall not be less than four.
2.    Standstill. Engaged agrees that, from the date of this Agreement until the date that is 10 days prior to the expiration of the advance notice period for the nomination of directors at the 2017 Annual Meeting of the Company’s stockholders (the “Standstill Period”), neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, directly or indirectly, in any manner (and whether through third parties or otherwise):
(a)    make, engage in or in any way participate in any solicitation of proxies or consents or become a “participant” in a “solicitation” as such terms are defined in Regulation 14A under the Exchange Act of proxies or consents (including any solicitation of consents that seeks to call a special meeting of stockholders or take action by written consent in lieu of a meeting, regardless of whether or not permitted to do so under the Company’s organizational documents or applicable law), in each case, with respect to securities of the Company;
(b)    seek or encourage any person to submit nominations in furtherance of a “contested solicitation” for the election of directors with respect to the Company or seek, encourage or take any other action with respect to the election or removal of any directors (including pursuing or encouraging any “withhold” or similar campaign), or otherwise seek to advise, influence or control the management (or any change thereof), governance, policies, business or affairs of the Company;
(c)    other than as set forth in this Agreement, seek, alone or in concert with others, representation on the Board or other change in the composition of the Board, including through submitting any director nominations or participating in any “stockholder access” or “proxy access” regime that may become applicable to the Company;
(d)    seek to advise, encourage, support or influence any person with respect to the voting, giving, or withholding of any proxy, consent, or other voting authority with respect to the securities of the Company (except such advice, encouragement, support or influence that is consistent with the Company’s recommendations on such matters) or the acquisition or disposition of any such securities;
(e)    (i) make any proposal (binding or non-binding) for consideration by stockholders at any annual or special meeting of stockholders of the Company or participate in any proposal made by any third party, (ii) conduct a referendum of stockholders, (iii) make a request for any stockholder list materials or any books and records of the Company or any of the Company’s Affiliates or Associates whether pursuant to Section 220 of the Delaware General Corporation Law or otherwise or (iv) make any offer, recommendation, plan, purpose or proposal (with or without conditions) or public comment with respect to any share repurchase, dividend, self-tender or other change in capitalization, merger, acquisition, recapitalization, restructuring, disposition or other business combination or extraordinary transaction or any change in the management, business or corporate structure in the case of any of the foregoing involving the Company or any of the Company’s Affiliates or Associates, or any subsidiary, business or division of the foregoing, or encourage, initiate or support any other third party in any such activity;
(f)    (i) seek to have the Company or any of its Affiliates or Associates waive or make amendments or modifications to its respective charter, bylaws or other applicable governing documents, or other actions that may impede or facilitate the acquisition of control of such Company, or such Company Affiliate or Associate, by any person, (ii) seek to cause a class of securities of the Company or any of its Affiliates or Associates to be delisted from, or to cease to be authorized to be quoted on, any securities exchange or (iii) seek to cause a class of equity securities of the Company or any of its Affiliates or Associates to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
(g)    other than any group among the members of Engaged, form, join or in any way participate in any partnership, limited partnership, syndicate or other group, including any “group” within the meaning of Section 13(d) of the Exchange Act, with respect to shares of common stock of the Company (the “Common Stock”);
(h)    institute, solicit, assist or join, as a party, any litigation, arbitration or other proceeding against or involving the Company or any of its current or former directors or officers (including derivative actions) other than to enforce the provisions of this Agreement;
(i)    grant any proxy, consent or other authority to vote with respect to any matters (other than to the named proxies included in the Company’s proxy card for any annual meeting or special meeting of stockholders) or deposit any Common Stock in any voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting of any Common Stock, other than any such voting trust, arrangement or agreement solely among the members of Engaged that is otherwise in accordance with this Agreement;
(j)    take any action that would, or would reasonably be expected to, require the Company to make a public announcement or disclosure regarding any of the types of the matters addressed in this Section 2;
(k)    enter into any discussions, negotiations, arrangements or understandings with any third party with respect to the matters set forth in this Section 2 or take or seek to take, or cause to seek to cause or solicit others to take, any action inconsistent with this Section 2; or
(l)    make any public request or submit any public proposal to amend or waive the terms of this Agreement.

3.    Mutual Non-Disparagement. Subject to applicable law, each of the Parties covenants and agrees that, during the Standstill Period, it will not publicly or privately disparage, comment negatively upon, criticize, call into disrepute, defame or slander the other Party or the other Party’s subsidiaries, Affiliates, successors, assigns, officers (including any former officer), directors (including any former director), employees, agents, attorneys, financial advisors or other representatives, including: (a) in any document or report filed with or furnished to the SEC or any other governmental agency, (b) in any press release or other publicly available format, (c) to any journalist or member of the media (including in a television, radio, electronic, Internet, newspaper or magazine interview), (d) to any analyst, shareholder or institutional or other investor, or (e) otherwise, or in any way encourage any other person to do any of the foregoing.

4.    Voting Commitment. During the Standstill Period, Engaged shall cause all shares of Common Stock beneficially owned, directly or indirectly, by it, or by any of its Affiliates or Associates over which it exercises or has voting authority, to be present for quorum purposes and to be voted as recommended by the Board on any matter to be voted on at any meetings of stockholders or at any adjournments or postponements thereof during the Standstill Period; provided, however, in the event that Institutional Shareholders Services (ISS) recommends otherwise with respect to any proposal other than the election of directors, Engaged shall be permitted to vote in accordance with the ISS recommendation.
5.    Public Announcement. Engaged and the Company shall announce this Agreement and the material terms hereof by means of a mutually agreed press release in the form attached hereto as Exhibit C (the “Press Release”) as soon as practicable but in no event later than 9:00 a.m., New York City time, on February 25, 2015. Each of the Company and Engaged agrees that neither it nor any of its Affiliates or Associates will, and it will cause each of its Affiliates and Associates not to, make any statements or announcements that are inconsistent with or contrary to the statements made in the Press Release.
6.    Securities Laws. Engaged acknowledges that applicable federal securities laws generally restrict a person’s ability to purchase, sell, trade or otherwise transfer securities of a publicly traded issuer (such as the Company), and to communicate material, non-public information to any other person under circumstances in which it is reasonably foreseeable that such person may purchase, sell, trade or otherwise transfer securities of the issuer, while in possession of material, non-public information of the issuer, and shall, and will cause its Affiliates and Associates to, comply with any such laws, including Regulation Fair Disclosure, with respect to the Company.
7.    Representations and Warranties of the Company. The Company represents and warrants to Engaged that (a) this Agreement has been duly authorized, executed and delivered by the Company, (b) this Agreement is a valid and binding obligation of the Company, (c) this Agreement is enforceable against the Company in accordance with its terms, (d) the execution, delivery and performance of this Agreement by the Company does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company or any of its Affiliates is a party or by which it is bound,
8.    Representations and Warranties of Engaged. Engaged represents and warrants to the Company that (a) this Agreement has been duly authorized, executed and delivered by Engaged, (b) this Agreement is a valid and binding obligation of Engaged, (c) this Agreement is enforceable against Engaged in accordance with its terms, (d) the execution, delivery and performance of this Agreement by Engaged does not and will not violate or conflict with (i) any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which any member of Engaged is a party or by which it is bound, (e) Exhibit A includes all Affiliates of Engaged that own any securities of the Company beneficially or of record, (f) all information contained in Section I.B of that certain letter from Engaged Capital Master Feeder I, LP to TriMas Corporation dated as of January 22, 2015 is true and correct as of the date hereof and (g) except with respect to Engaged’s ownership of the Company’s securities which is as set forth elsewhere in this Agreement, all information contained in that certain questionnaire to the Board, completed by Welling and dated as of January 19, 2015 is true and correct as of the date hereof. Engaged agrees that it will cause its Affiliates and Associates (including for the avoidance of doubt its partners, investment professionals and other employees) to comply with the terms of this Agreement.
9.    Definitions.    For purposes of this Agreement:
(a)    the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall include all persons that at any time during the term of this Agreement become Affiliates or Associates of any applicable person referred to in this Agreement;
(b)    the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act except that a person shall also be deemed to be the beneficial owner of all shares which such person has the right to acquire (whether such right is exercisable immediately or only after the passage of time) pursuant to the exercise of any rights in connection with any securities or any agreement, arrangement or understanding (whether or not in writing), regardless of when such rights may be exercised and whether they are conditional, and all shares which such person or any of such person’s Affiliates or Associates has or shares the right to vote or dispose;
(c)    the term “including” shall mean including, without limitation; and
(d)    the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability or unlimited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.
10.    Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be deemed validly given, made or served, if (a) given by telecopy and email, when such telecopy is transmitted to the telecopy number set forth below and sent to the email address set forth below and the appropriate confirmation is received or (b) if given by any other means, when actually received during normal business hours at the address specified in this Section:

if to the Company:	TriMas Corporation
39400 Woodward Avenue, Suite 130
Bloomfield Hills, Michigan 48304
Attention: Joshua Sherbin
Facsimile: (248) 631-5497
Email: joshsherbin@trimascorp.com

with a copy to:	Jones Day
North Point
901 Lakeside Avenue
Cleveland, OH 44114
Attention: James P. Dougherty
Facsimile: (216) 579-0212
Email: jpdougherty@jonesday.com

if to Engaged:	Engaged Capital, LLC
610 Newport Center Drive, Suite 250
Newport Beach, CA 92660
Attention: Glenn Welling
Facsimile: (949) 734-7901
Email: Glenn@engagedcapital.com

with a copy to:	Olshan, Frome & Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Steve Wolosky, Esq.
Facsimile: (212) 451-2222
Email: Swolosky@olshanlaw.com
11.    Specific Performance; Remedies. The Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in addition to any other remedy to which they are entitled at law or in equity. FURTHERMORE, EACH OF THE PARTIES HERETO (A) IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY AND (B) AGREES TO WAIVE ANY BONDING REQUIREMENT UNDER ANY APPLICABLE

LAW, IN THE CASE ANY OTHER PARTY SEEKS TO ENFORCE THE TERMS BY WAY OF EQUITABLE RELIEF. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO THE CHOICE OF LAW PRINCIPLES OF SUCH STATE.
12.    Jurisdiction. The Parties irrevocably agree that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Court of Chancery of the State of Delaware (or, if any such court declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) and any appellate court therefrom. Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.
13.    Severability. If at any time subsequent to the date hereof, any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force and effect, but the illegality or unenforceability of such provision shall have no effect upon the legality or enforceability of any other provision of this Agreement.
14.    Counterparts. This Agreement may be executed in two (2) or more counterparts which together shall constitute a single agreement.
15.    No Third-Party Beneficiaries. This Agreement is solely for the benefit of the Company and Engaged and is not enforceable by any other persons.
16.    No Waiver. No failure or delay by either party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial waiver thereof preclude any other or further exercise thereof or the exercise of any other right or remedy hereunder.

17.    Entire Understanding. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the Parties.
18.    Interpretation and Construction. Each of the Parties acknowledges that it has been represented by counsel of its choice throughout all negotiations that have preceded the execution of this Agreement, and that it has executed the same with the advice of said counsel. Each Party and its counsel cooperated and participated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto exchanged among the Parties shall be deemed the work product of all of the Parties and may not be construed against any Party by reason of its drafting or preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against any Party that drafted or prepared it is of no application and is hereby expressly waived by each of the Parties, and any controversy over interpretations of this Agreement shall be decided without regard to events of drafting or preparation.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

TriMas Corporation

By:	/s/ David Wathen
	Name:	David Wathen
	Title:	President and CEO

Engaged Capital Master Feeder I, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital Master Feeder II, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital I, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital I Offshore, Ltd.

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Director

Engaged Capital II, LP

By:	Engaged Capital, LLC General Partner

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Managing Member and Chief Investment Officer

Engaged Capital Holdings, LLC

By:	/s/ Glenn W. Welling
	Name:	Glenn W. Welling
	Title:	Sole Member

/s/ Glenn W. Welling
Glenn W. Welling

/s/ Herbert Parker
Herbert Parker

EXHIBIT A

Engaged Capital Master Feeder I, LP

Engaged Capital Master Feeder II, LP

Engaged Capital I, LP

Engaged Capital II, LP

Engaged Capital I Offshore, Ltd.

Engaged Capital, LLC

Engaged Capital Holdings, LLC

Glenn W. Welling

Herbert Parker

All Engaged Capital partners, investment professionals and employees

EXHIBIT B
Corporate Governance Guidelines
See attached.

CORPORATE GOVERNANCE GUIDELINES
I. Purpose

These Corporate Governance Guidelines (“Guidelines”) were adopted by the Board of Directors (the “Board”) of TriMas Corporation (“TriMas” or the “Corporation”) and, along with the certificate of incorporation of the Corporation, the bylaws of the Corporation, the charters and practices of the Board and its committees and applicable laws, provide the framework for the corporate governance of TriMas. These Guidelines may be modified or amended by the Board from time to time in the future, subject to applicable law and the NASDAQ Listing Rules and Regulatory Requirements (the “NASDAQ Rules”). These Guidelines are available on the TriMas website and printed copies will be provided to stockholders without charge upon request.
The Board is elected by and is responsible to the stockholders of the Corporation. TriMas’ business is conducted by its employees, managers and officers under the direction of the Chief Executive Officer (the “CEO”) and the oversight of the Board to enhance the long-term value of the Corporation for its stockholders.
II. Structure and Operations

Size of Board
The Board determines the number of directors on the Board, provided that there are at least three and not more than 15 directors, as provided in the certificate of incorporation. The Board will review the size of the Board based on the recommendation of the Governance and Nominating Committee of the Board (the “Governance and Nominating Committee”) and any other factors that it deems appropriate. The number of Board members may change from time to time depending upon the needs of the Board and the Corporation.
Board Structure

TriMas’ Board is equally divided into three classes. The members of each class of directors serve for staggered three-year terms. The Board believes that staggered election of directors helps to maintain continuity and ensure that a majority of directors at any given time will have in-depth knowledge of TriMas. Directors hold office until the expiration of their respective terms and their successors have been elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal from office.
Qualifications
Candidates for director nominees to the Board are reviewed in the context of the current composition of the Board, the operating requirements of TriMas and the long-term interests of the stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities to be considered include: (i) the highest ethical character, integrity and shared values with TriMas; (ii) loyalty to TriMas and concern for its success and welfare; (iii) high-level leadership experience and achievement at a policy-making level in business; (iv) educational or professional activities; (v) breadth of knowledge about issues affecting TriMas; (vi) ability to contribute special competencies to Board activities, such as financial, technical, international business or other expertise, or industry knowledge; (vii) willingness to apply sound, independent business judgment;

(viii) awareness of a director’s vital role in the Corporation’s good corporate citizenship and corporate image; (ix) sufficient time and availability to effectively carry out a director’s duties; and (x) diversity of business experience.
Director Independence

The Governance and Nominating Committee will evaluate the independence of each director and report such evaluation to the Board, and the Board shall make an affirmative determination as to the independence of each director in accordance with the NASDAQ Rules. Directors are expected to inform the Board promptly of any material changes in their circumstances or relationships that may impact their designation by the Board as independent. A majority of the membership of the Board will qualify under the applicable independent and experience requirements.
Selection Process - New Board Candidates
The Board has delegated to the Governance and Nominating Committee the responsibility for reviewing and recommending nominees for membership on the Board in consultation with the CEO. The Governance and Nominating Committee identifies, evaluates and recommends prospective directors to the Board, subject to the terms of applicable stockholders agreements, if any, granting to certain stockholders of the Corporation the right to nominate directors. In consultation with the CEO, the Governance and Nominating Committee identifies the need to add a new director or fill a vacancy on the Board and makes recommendations to the Board based on referrals from any Board member or other appropriate source. The qualifications of potential candidates are evaluated and, following this initial screening, individuals meeting the Board’s criteria are recommended for further consideration and interviews by the Chairperson of the Governance and Nominating Committee and other Board members, as appropriate under the circumstances. As a final step, the Governance and Nominating Committee recommends the candidate(s) for Board approval. An invitation to join the Board should be extended by the Board through the Chairperson of the Board.
Nominees for Re-election
The Board believes that directors should not expect automatic re-nomination for successive terms of office. Accordingly, the incumbent directors are subject to evaluation by the Governance and Nominating Committee and/or the Board before being nominated for re-election by the stockholders. The Board considers, among other things, the incumbent director’s meeting attendance record and contributions to the activities of the Board and the terms of the applicable stockholders agreement, if any, granting to certain stockholders of the Corporation the right to nominate directors.
Vacancies

The Board may fill vacancies in existing director positions subject to the terms of any applicable stockholders agreement granting to certain stockholders of the Corporation the right to nominate directors. A director appointed by the Board as a result of a vacancy serves the remainder of the term for the position filled.
Retirement Policy
A director is expected to submit his or her resignation from the Board at the first annual meeting of stockholders following the director’s 75th birthday; provided, however, that this provision shall not apply to directors serving on the Board as of the date of the adoption of these Guidelines. The

Board may accept or reject such resignation in its discretion after consultation with the Governance and Nominating Committee.

Resignation or Removal
A director may resign from the Board upon written notice to the Board. Any director who is an employee of the Corporation should submit his or her resignation upon retirement, resignation or termination of employment by the Corporation. The Board may accept or reject such resignation in its discretion after consultation with the Governance and Nominating Committee.
Significant Negative Changes in Director Circumstances
If a director’s circumstances change in a manner that results in a significant impact to his or her qualifications as they existed at the time of election, including a change in an individual’s professional responsibility, that director must offer to tender his or her resignation to the CEO and the Chairperson of the Governance and Nominating Committee. The Governance and Nominating Committee will evaluate the circumstances and recommend to the Board what action, if any, should be taken.
Limitations on Other Board Service
The Board expects its members to have sufficient time and availability to effectively serve TriMas and its stockholders. It is the policy of the Board that Directors must notify the Chairperson of the Governance and Nominating Committee before accepting an invitation to serve on another corporate board, or with a governmental or advisory group or charitable organization. The Governance and Nominating Committee will evaluate the appropriateness of continued Board membership under the new circumstances and make a recommendation to the Board as to action to be taken with respect to continued Board membership. In addition, service on other corporate boards, advisory groups, or charitable organizations must be consistent with TriMas’ policies concerning conflicts of interest. Neither the CEO nor an executive officer of the Corporation may serve on any board of directors of a company if the CEO or another executive officer of that company is serving on the Board.
Board Orientation and Education
TriMas has and will continue to maintain a director orientation program that contains written material, presentations by senior executives, and visits to major TriMas manufacturing facilities. Directors are invited to attend TriMas’ executive leadership conferences, other meetings and other Corporation events. Directors are encouraged to attend continuing education seminars and conferences for directors.
Separation of Chairperson and CEO Offices
The Board has no policy with respect to the separation of the offices of Chairperson and CEO. The Board believes that this issue is part of the succession planning process and that it is in the best interests of the Corporation for the Board to make a determination when it selects a CEO candidate.
Lead Director

The Board believes that, for so long as the Chairperson is independent, designating a lead director is not necessary for the best interests of the Corporation and its stockholders unless the Chairperson is absent, and then only for the duration of that absence.
Board Compensation

The Compensation Committee is responsible for recommending to the Board compensation and benefits to non-employee directors. TriMas pays non-management, independent directors an annual cash retainer and additional fees for attendance at Board and committee meetings. Directors are reimbursed their out-of-pocket expenses incurred in connection with their attendance at Directors and committee meetings. TriMas also pays independent directors a fee for acting as the chairperson of a committee or for being a member of the Audit Committee. Directors who receive an annual retainer may elect to take the retainer in TriMas common stock rather than in cash pursuant to the terms of the Corporation’s Long-Term Equity Incentive Plan. Independent directors may also be granted stock options as a part of their annual compensation and are eligible to participate in the Corporation’s Long-Term Equity Incentive Plan. The Compensation Committee periodically reviews appropriate market data to determine market competitive compensation for its directors.
Director Stock Ownership
The Board has adopted stock ownership guidelines that require independent directors to own minimum specified amounts of the Corporation’s common stock
Insurance and Indemnification
The Corporation has obtained directors and officer’s liability insurance and provides indemnification to its directors to the maximum extent permitted by law, the Corporation’s certificate of incorporation, bylaws and any indemnification agreements.
III. Meetings and Functions
Frequency

The Board ordinarily holds four regularly scheduled meetings each year, normally on a quarterly basis, or more often as it determines desirable.

Agenda

The CEO, taking into account suggestions from other members of the Board, will set the agenda for each Board meeting, and will distribute the agenda in advance of the meeting. Each director is free to suggest the inclusion of items on the agenda. Each director is free to raise at any meeting subjects that are not on the agenda for that meeting.
Advance Distribution of Materials
Board materials related to agenda items are generally provided to Board members sufficiently in advance of Board meetings to allow the directors to prepare for discussion of the items at the meeting. Occasionally, materials related to certain confidential issues or other matters may not be appropriate or timely for prior distribution and/or retention by Board members.
Confidentiality
The materials, proceedings and deliberations of the Board and its committees are confidential. Each director will maintain the confidentiality of information received in connection with his or her service as a director and the CEO will speak for the Corporation.

Access to Senior Management and Outside Advisors
Members of senior management are expected to attend Board meetings or portions thereof at the Board’s request to provide information required by the Board to fully understand the matters being considered. Generally, presentations related to issues under consideration by the Board are made by the senior executive responsible for the applicable area of the Corporation’s operations. In addition, the CEO may invite other TriMas executives or employees to attend Board meetings.
Access to Independent Advisors
The Board and its committees shall have the right at any time to retain independent outside financial, legal and other advisors as the Board or applicable committee deems necessary or appropriate at the Corporation’s expense.
Executive Sessions of Non-management and Independent Directors
The Board will schedule regular executive sessions at which non-management directors meet without management participation. If this group includes directors who do not meet the independence standards of the NASDAQ Rules, the directors who are so independent shall also meet in executive session at least once a year. The non-management directors shall either select an independent director to preside at each executive session or a procedure will be established by which the presiding directors for each executive session shall be selected. Executive sessions will normally take place upon conclusion of the full Board’s regularly scheduled meetings. Upon conclusion of executive sessions, the full Board normally will reconvene to receive feedback (as appropriate) from attendees of the executive sessions. The Governance and Nominating Committee will establish a procedure by which interested parties may communicate directly with the presiding director, if any, or the non-management directors as a group and cause such method to be disclosed.
Committees

The Board has established three standing committees to assist the Board in discharging its responsibilities: (1) the Audit Committee; (2) the Compensation Committee; and (3) the Governance and Nominating Committee. The members and chairpersons of these committees are recommended to the Board by the Governance and Nominating Committee. The Board will from time to time consider rotating committee members between committees, but does not believe that rotation should be mandated. The committees generally hold meetings in conjunction with scheduled meetings of the full Board. Charters of the Audit, Compensation and Governance and Nominating Committees are available on the TriMas website and copies will be provided to stockholders without charge upon request. The Board may from time to time establish and maintain additional committees as it determines desirable.
IV. Responsibilities and Duties
General
The basic responsibility of the directors is to exercise their business judgment to act in what they reasonably believe to be the best interests of the Corporation and its stockholders. Consistent with this, the Board has the responsibility (acting through its committees in certain instances) to:

•	Review and, when appropriate, approve the Corporation’s fundamental financial and business strategies, objectives, plans and activities;

•
Review management’s assessment of major risks and opportunities facing the Corporation, including through use of the Corporation’s Enterprise Risk Management system, and review options and strategies for addressing them;

•	Review management’s systems for internal control, financial reporting and public disclosure;

•	Select, evaluate the performance and approve the compensation of the CEO, and review the CEO’s evaluation related to the performance and compensation of other executive officers;

•	Maintain a succession plan with respect to the position of the CEO and monitor the Corporation’s succession planning for other executive officers;

•	Review the processes for maintaining the ethical conduct of the Corporation, including the integrity of its financial statements and its compliance with applicable laws and regulations;

•	Identify, evaluate and nominate candidates for the Board; and

•	Undertake an annual performance evaluation of the Board and the Audit, Compensation and Governance and Nominating Committees.

The Board is not expected to manage the Corporation on a day-to-day basis nor guarantee in any way the management or operations of the Corporation. Rather, in discharging its obligations, the Board is entitled to rely on the honesty and integrity of the Corporation’s senior executives and its outside advisors and auditors.
Board members are expected to devote the time necessary to appropriately discharge their responsibilities and to prepare for and, to the extent possible, attend and participate in all Board meetings and all meetings of Committees on which they serve. Directors are also expected to attend the annual meeting of stockholders. Directors are also expected to review all background and explanatory materials provided in advance of the meetings and to participate in all meetings as appropriate.
Annual CEO Evaluation
The Compensation Committee reviews and approves corporate goals and objectives related to compensation of the CEO and other executive officers. The Compensation Committee meets with the CEO to discuss the goals and objectives and to evaluate the CEO’s performance. The Board as a whole may discuss the CEO’s compensation in general. The Compensation Committee then determines the CEO’s compensation based on the CEO’s performance and that of the Corporation.
Board and Committee Self-Evaluation
The Governance and Nominating Committee is responsible for developing an annual self- evaluation process for the full Board and the Audit, Compensation and Governance and Nominating Committees. The Governance and Nominating Committee will administer the self- evaluation process for the full Board and deliver to the Board a summary of the results of the Board’s self-evaluation, assessing the Board’s compliance with these Guidelines and identifying areas in which the Board could improve its operations. The Chairpersons of the Audit, Compensation and Governance and Nominating Committees will deliver a summary of their respective Committee’s self-evaluation to the full Board.
Succession Planning
The Compensation Committee oversees and approves the management continuity process. The Compensation Committee evaluates the succession plans of the CEO and other key executive officers and makes recommendations to the Board on the selection of individuals to occupy these positions.
Board Interaction with Investor Groups, the Media and Others
The Board believes that management speaks for the Corporation. The CEO is responsible for establishing effective communications and for designating Corporation spokespersons for interaction with investor groups, equity analysts, government officials, the media and others. Individual directors may from time to time meet or otherwise communicate with various constituencies that are involved with the Corporation. However, it is expected that directors would do so with the knowledge of management and, absent unusual circumstances or as contemplated by committee charters, only at the request of management.
Ethics and Conflict of Interest
The Board expects members of the Board, as well as its executive officers and employees, to act legally and ethically at all times and to comply with the TriMas Code of Ethics and Business Conduct. If an actual or potential conflict of interest arises for a director, the director must promptly inform the CEO and the Chairperson of the Governance and Nominating Committee. Upon recommendation of the Governance and Nominating Committee, in consultation with the CEO, the Board will resolve the matter in the best interests of the Corporation. The TriMas Code of Ethics and Business Conduct is available on the TriMas website.
Standard of Care
These guidelines are not intended to alter applicable principles of state or other law applicable to the conduct of directors, including principles relating to the directors’ duty of loyalty and care.
V. Stockholder Access to Board
Stockholders may communicate with the Board through the Corporate Secretary of TriMas by mail at TriMas Corporate Headquarters at 39400 Woodward Avenue, Suite 130, Bloomfield Hills, Michigan 48304 or by e-mail at generalcounsel@trimascorp.com.
Approved by the TriMas Board of Directors effective March 6, 2014.

EXHIBIT C
Press Release
See attached.

FOR IMMEDIATE RELEASE	CONTACT:	Sherry Lauderback
VP, Investor Relations & Communications
(248) 631-5506
sherrylauderback@trimascorp.com

TRIMAS APPOINTS HERBERT K. PARKER TO BOARD OF DIRECTORS

BLOOMFIELD HILLS, Michigan, February 25, 2015 - TriMas Corporation (NASDAQ: TRS) - a diversified global manufacturer of engineered and applied products - today announced that it has appointed Herbert K. Parker, former chief financial officer and current executive vice president, Operational Excellence at Harman International to its Board of Directors, effective immediately. With this addition, the TriMas Board will now consist of nine directors, eight of whom are independent.

In connection with today’s announcement, TriMas announced that it has entered into a mutual cooperation agreement with Engaged Capital, LLC (“Engaged”), a shareholder of the Company. The agreement also provides that Engaged may appoint its principal, Glenn W. Welling, to the TriMas Board of Directors, at Engaged’s request in 2016.

“We are pleased to welcome Herbert to the Board of Directors, and believe that his expertise and insights will add valuable perspective to TriMas’ Board at an important time in our history,” said Samuel Valenti III, chairman of the board of TriMas Corporation. “We have made significant progress in recent years against our strategic initiatives to enhance our organizational focus, expand our customer markets and product lines and deliver improved financial performance. I look forward to working with Herbert and the rest of the Board as we continue to execute TriMas’ strategic plans.”

“TriMas is a leader in engineered and applied products with the innovative solutions, scale and geographic reach to drive further profitability and growth,” said Parker. “I look forward to working with management and the Board to help enhance value for all shareholders.”

“We appreciate TriMas’ constructive approach and openness to finding and executing on multiple initiatives to create value for shareholders,” said Welling. “Herbert’s expertise in operations, finance, and capital allocation will be a strong complement to TriMas’ Board. I am confident that TriMas has significant potential for value creation and look forward to the Company’s future success.”

Under the terms of its agreement with the Company, Engaged will, among other things, vote its shares in favor of the election of TriMas’ slate of directors at the Company’s 2015 Annual Meeting. In addition, Engaged has agreed to customary standstill provisions.

About Herbert Parker
Herbert Parker has served as executive vice president, Operational Excellence of Harman International Industries since January 2015. In this role, Herbert is responsible for Information Technology, Internal Audit and Mergers & Acquisitions. Herbert joined Harman in June 2008 as executive vice president and chief financial officer, a position he held until December 2014. During this time, Herbert oversaw a turnaround effort at the Company which included the reduction of fixed costs, significant margin improvement, sales growth, and the initiation of a shareholder-friendly capital allocation strategy, in addition to completing several acquisitions. In 2014, The Wall Street Journal ranked Herbert number 10 amongst the top 20 performing CFO’s in the S&P 500.

Previously, he served in various senior financial positions with global power and technology company ABB Group for 28 years, from 1980 to 2008, including chief financial officer of the $6 billion Americas region from 2006 to 2008, when he was based in Norwalk, Conn. From 2002 to 2005 he was the chief financial officer of the $12 billion global automation division, based initially in Zurich, Switzerland and later in Norwalk, Conn.

Herbert has lived in five countries and has performed business reviews in more than 30 countries. He began his career as a staff accountant with C-E Systems in Chattanooga, Tenn., and progressed through numerous accounting / finance positions including senior auditor and audit supervisor, internal audit manager, segment controller, vice president and business controller, senior vice president controller, industries division, and chief financial officer automation technologies division.

Herbert earned his Bachelor of Science Degree in Accounting from Lee University, Cleveland, Tenn.

About TriMas
Headquartered in Bloomfield Hills, Michigan, TriMas Corporation (NASDAQ: TRS) provides engineered and applied products for growing markets worldwide. TriMas is organized into six reportable segments: Packaging, Energy, Aerospace, Engineered Components, Cequent APEA and Cequent Americas. TriMas has approximately 7,000 employees at more than 60 facilities in 19 countries. For more information, visit www.trimascorp.com.

Notice Regarding Forward-Looking Statements
Any "forward-looking" statements contained herein, including those relating to market conditions or the Company's financial condition and results, expense reductions, liquidity expectations, business goals and sales growth, involve risks and uncertainties, including, but not limited to, risks and uncertainties with respect to the Company’s plans for successfully executing the Cequent spin-off within the expected time frame or at all, the taxable nature of the spin-off, future prospects of the companies as independent companies, general economic and currency conditions, various conditions specific to the Company's business and industry, the Company’s ability to integrate Allfast and attain the expected synergies, and the acquisition being accretive, the Company's leverage, liabilities imposed by the Company's debt instruments, market demand, competitive factors, supply constraints, material and energy costs, technology factors, litigation, government and regulatory actions, the Company's accounting policies, future trends, and other risks which are detailed in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in the Company's Quarterly Reports on Form 10-Q. These risks and uncertainties may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements made herein are based on information currently available, and the Company assumes no obligation to update any forward-looking statements.

# # #